Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark announces definitive agreement to acquire Perceptive Software

•	Builds upon and strengthens Lexmark’s current industry-focused document workflow solutions and managed print services
•	Expands Lexmark’s market opportunity and adds an Enterprise Content Management (ECM) software business with strong industry-specific solutions
•	Provides significant opportunities to grow Perceptive Software using Lexmark’s global infrastructure and sales channels
•	Provides a core strategic component for Lexmark’s future

LEXINGTON, Ky., and SHAWNEE, Kan., May 21, 2010 – Lexmark International, Inc. (NYSE: LXK) and Perceptive Software (www.perceptivesoftware.com) today announced a definitive agreement for Lexmark to acquire Perceptive Software in a cash transaction valued at approximately $280 million.

Perceptive Software is a leading provider of ECM software and solutions, with significant industry experience in the higher education, healthcare and government segments. Perceptive Software is one of the fastest growing ECM providers in the market, and its ImageNow® software platform enables a broad range of industry-specific and cross-industry workflow solutions. A key strength and differentiator of its ECM software platform is the ability to be quickly and easily configured, and integrated with a large number of ERP, CRM and line-of-business applications.

"Lexmark has been a leader in industry-focused, paper-based workflow solutions for more than 10 years," said Paul J. Curlander, Lexmark’s chairman and chief executive officer. "The acquisition of Perceptive Software builds upon and strengthens our current industry workflow solutions, and broadens the portfolio of offerings to our current customers including our managed print services customers.”

Perceptive Software is headquartered in Shawnee, Kan., and generated about $84 million in fiscal year 2009 sales, principally in the U.S. Through the acquisition of Perceptive Software, Lexmark adds a complementary, fast growing software business that is aligned with its existing industry-focused value proposition. This acquisition enables Lexmark to immediately participate in the adjacent, growing market segment of ECM software solutions. It also provides additional, growing revenue streams in software maintenance and professional services that are not paper usage dependent.

“We believe that the combination of our two companies will drive significant growth in Perceptive Software’s software business," said Scott Coons, Perceptive Software's president and chief executive officer. "We look forward to accelerating our growth within Lexmark, benefiting from Lexmark’s global footprint and broad reach with enterprise customers."

 “This added software platform provides a core component of Lexmark’s strategy to deliver industry-focused document workflow solutions, software and services that lower our customers’ costs and significantly improve their productivity,” Curlander added.

Lexmark expects the transaction to be accretive to 2011 non-GAAP earnings. The transaction is anticipated to close in the second quarter of 2010.

Upon closing, Perceptive Software will retain its current name and operate as a stand-alone software business within Lexmark. Coons will become a Lexmark vice president and will continue as Perceptive Software’s president and chief executive officer, reporting to Curlander. The acquisition of Perceptive Software is subject to customary closing conditions and receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

Conference Call Today
Lexmark will be hosting a conference call with securities analysts today at 10:30 a.m. EDT. A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 76750385.

Supplemental information slides will be available on Lexmark’s investor relations Web site prior to the live broadcast.

For more information, see the "Lexmark" Facebook page, the "LexmarkNews" Twitter feed, or the "LexmarkNews" YouTube channel.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2009, Lexmark sold products in more than 150 countries and reported approximately $4 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

About Perceptive Software
Since 1995 Perceptive Software has built enterprise content management software, including ImageNow®, to help organizations effortlessly manage the entire lifecycle of their documents and content, fueling greater operational efficiency. Organizations rely on Perceptive Software to simplify their business processes through cost-effective ECM solutions that create immediate and lasting impact. Learn more about Perceptive Software at www.perceptivesoftware.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued volatility of the global economy, fluctuations in foreign currency exchange rates; inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; failure to execute planned cost reduction measures; the risk that the Company will not realize all of the anticipated benefits for the acquisition of Perceptive Software; the failure of information technology systems; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; market acceptance of new products and pricing programs; increased investment to support product development and marketing; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to meet customer product requirements on a cost competitive basis; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

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